Exhibit 99.1

Abbott Reports 15.5 Percent Sales Growth in First Quarter

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502

    —  Double-Digit Sales Growth in Both Pharmaceuticals and Medical Products   —

—  Launched HUMIRA® for Crohn’s Disease and Submitted for Psoriasis Approval   —

                  —  Company Raises Full-Year Earnings-Per-Share Guidance   —

ABBOTT PARK, Ill., April 18, 2007 — Abbott today announced financial results for the first quarter ended March 31, 2007.

•      Abbott’s diluted earnings per share, excluding specified items, were $0.55, including results from Discontinued Operations, ahead of Abbott’s previously announced guidance range of $0.51 to $0.53, which also included Discontinued Operations. Higher TAP joint venture income, resulting from a favorable outcome in a patent dispute, impacted earnings per share by $0.02. Abbott is raising its full-year ongoing earnings-per-share guidance. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.45.

•      Worldwide sales increased 15.5 percent to $5.3 billion, including the impact of acquisitions and a favorable 2.5 percent effect of exchange rates.

•      Worldwide pharmaceutical sales increased 16.6 percent, including U.S. sales growth of 16.8 percent, driven by strong growth in HUMIRA, as well as the first full quarter of sales from the Kos Pharmaceuticals acquisition. International pharmaceutical sales increased 16.4 percent, including the impact of exchange, led by double-digit growth of Kaletra® and more than 60 percent growth of HUMIRA. Abbott continues to expect 2007 global sales of HUMIRA to exceed $2.7 billion.

•      Medical Products sales increased 13.9 percent, including $420 million from Abbott Vascular and double-digit growth in International Nutritionals and Abbott Molecular. In March, Abbott presented U.S. clinical trial data on its XIENCETM V drug-eluting stent system and remains on track to file for U.S. regulatory approval in the second quarter of this year.

“Our businesses continue to perform well and our outlook remains strong,” said Miles D. White, chairman and chief executive officer, Abbott. “Our late-stage pipeline is generating significant opportunities across our diverse portfolio, giving us great confidence in our future.”

The following is a summary of first-quarter 2007 sales for each of Abbott’s major operating divisions.

Sales Summary —	1Q07	% Change		Impact of Exchange
Quarter Ended 3/31/07	($ millions)	vs. 1Q06		on % Change

Total Sales	$5,290	15.5		2.5

Total U.S. Sales	$2,763	10.3		—

Total International Sales	$2,527	21.8		5.5

Worldwide Pharmaceutical Sales	$3,373	16.6		2.8

U.S. Pharmaceuticals	$1,692	16.8		—

International Pharmaceuticals (AI)	$1,681	16.4		5.6

Worldwide Nutritional Sales	$1,002	(12.3)	(a)	1.0

U.S. Nutritionals (Ross)	$565	(25.3)	(a)	—

International Nutritionals (ANI)	$437	13.4		2.9

Worldwide Vascular Sales	$420	407.9	(b)	2.7

U.S. Vascular	$244	360.2	(b)	—

International Vascular	$176	492.9	(b)	7.4

(a)             Reflects completion of U.S. co-promotion of Synagis in 2006. Excluding this impact, U.S. Nutritionals increased 6.0 percent and Worldwide Nutritionals increased 9.1 percent.

(b)            Includes the impact of the Guidant vascular acquisition.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s first-quarter 2007 sales for selected products.

		Percent		Percent			Percent
Quarter Ended 3/31/07	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. 1Q06	World	vs. 1Q06		Sales	vs. 1Q06

Pharmaceutical Products
HUMIRA	$289	32.4	$282	62.2	(a)	$571	45.6
Depakote	$305	33.4	$21	22.2		$326	32.6
Kaletra	$117	(2.4)	$183	14.5	(b)	$300	7.2
Biaxin (clarithromycin)	$7	(85.2)	$217	9.5	(c)	$224	(9.9)
TriCor	$223	8.7	—	—		$223	8.7
Ultane/Sevorane	$48	(41.3)	$126	0.7	(d)	$174	(16.0)
Omnicef	$161	12.5	—	—		$161	12.5
Niaspan	$142	n/a	—	—		$142	n/a
Synthroid	$112	0.5	$17	14.6		$129	2.2

Nutritional Products
Pediatric Nutritionals	$292	7.1	$235	17.9		$527	11.6
Adult Nutritionals	$261	2.8	$201	8.6	(e)	$462	5.3

Medical Products
Abbott Diabetes Care	$131	(5.8)	$154	14.5	(f)	$285	4.1
Coronary Stents	$85	n/m	$75	n/m		$160	n/m
Other Coronary	$90	n/m	$72	n/m		$162	n/m
Endovascular	$69	76.9	$29	107.1		$98	84.9

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$573	(7.1)	—	—		$573	(7.1)
Lupron	$165	(1.8)	—	—		$165	(1.8)

(a)             Without the positive impact of exchange of 13.0 percent, HUMIRA sales increased 49.2 percent internationally.

(b)            Without the positive impact of exchange of 6.8 percent, Kaletra sales increased 7.7 percent internationally.

(c)             Without the positive impact of exchange of 4.7 percent, clarithromycin sales increased 4.8 percent internationally.

(d)            Without the positive impact of exchange of 4.7 percent, Sevorane sales decreased 4.0 percent internationally.

(e)             Without the positive impact of exchange of 3.8 percent, Adult Nutritionals sales increased 4.8 percent internationally.

(f)               Without the positive impact of exchange of 7.6 percent, Abbott Diabetes Care sales increased 6.9 percent internationally.

n/a = Percent change is not applicable due to the acquisition of Niaspan in the fourth-quarter 2006.

n/m = Percent change is not meaningful.

Business Highlights

•                  Global Regulatory Submission for HUMIRA® in Psoriasis — Abbott recently submitted HUMIRA for U.S. and European regulatory approval to treat psoriasis, a chronic autoimmune disease affecting the skin. During the quarter, Abbott presented new Phase III psoriasis data that demonstrated that nearly three out of four psoriasis patients experienced a significant reduction in disease signs when treated with HUMIRA. The study also showed that patients are significantly less likely to have their disease signs worsen if they maintain treatment with HUMIRA. These data are consistent with results from an earlier Phase III trial presented in 2006. Both of these studies formed the basis of the global submissions.

•                  HUMIRA Crohn’s Disease Approval and Launch — Abbott received U.S. Food and Drug Administration (FDA) approval for HUMIRA to treat Crohn’s disease, the fourth disease state indication for HUMIRA. Crohn’s disease is a serious chronic, inflammatory disease of the gastrointestinal tract with onset typically before age 40. Abbott also expects European regulatory approval for Crohn’s disease in the second quarter of 2007.

•                  Biologics Manufacturing Plant in Puerto Rico — In April, Abbott announced the official opening of its new state-of-the-art biologics manufacturing facility in Puerto Rico to support the long-term supply of HUMIRA and other future biologics. The new facility received FDA approval in February to produce HUMIRA.

•                  XIENCETM V SPIRIT Data — In March, Abbott presented data from its U.S. pivotal drug-eluting stent trial, SPIRIT III, demonstrating superiority of its XIENCE V everolimus-eluting stent system over the TAXUS® paclitaxel-eluting coronary stent system with respect to the study’s primary endpoint of in-segment late loss and a secondary endpoint of reduction in major adverse cardiac events (MACE) after nine months. This was the first time that superiority for MACE was demonstrated in a head-to-head trial of two drug-eluting stents. Abbott also presented one-year data from its SPIRIT II European trial, which also demonstrated superiority to TAXUS in MACE.

•                  Bioabsorbable Stent Data — Abbott presented six-month clinical follow-up data from ABSORB, the world’s first clinical trial of a fully bioabsorbable drug-eluting coronary stent system. Results from the first 30 patients in the study demonstrated an encouraging efficacy and safety profile, with no stent thrombosis and a low MACE rate.

•                  New Niaspan® Tablet Approval — In April, Abbott received FDA approval of a new film-coated Niaspan extended-release prescription tablet. Niaspan is the most widely prescribed therapy for raising HDL or “good” cholesterol and is the most effective drug to raise HDL with proven outcomes of 25 to 35 percent on average.

•                  Divestiture of Core Laboratory Diagnostics Business — On January 18, 2007, Abbott announced an agreement to divest its core laboratory diagnostics business, including the Abbott Diagnostics Division and Abbott Point of Care, to General Electric for $8.13 billion in cash. The transaction has received U.S. Federal Trade Commission approval and is subject to customary closing conditions, including regulatory approvals.

•                  Launch of FreeStyle LiteTM System — In April, Abbott received FDA clearance to market the FreeStyle Lite blood glucose monitoring system. The newest offering in the FreeStyle® product line features no required coding and automatic calibration, manual steps needed by most meters prior to using a new vial of test strips. This system provides results in an average of five seconds using the world’s smallest blood sample size.

•                  Increase in Quarterly Dividend — In February, the Board of Directors approved a 10.2 percent increase in Abbott’s quarterly dividend to 32.5 cents per share. This is the 35th consecutive year that Abbott has increased its quarterly dividend payout.

Abbott raises full-year earnings-per-share guidance

Abbott is raising its earnings-per-share guidance, excluding specified items, for the full-year 2007 to $2.79 to $2.85, as a result of the higher than expected TAP joint venture income this quarter. Abbott is confirming guidance for the second quarter of $0.67 to $0.69 per share, as previously forecasted, also excluding specified items. Guidance for the full year and second quarter reflects the announced sale of Abbott’s core laboratory diagnostics business and includes both the results of this business while owned by Abbott and the redeployment of proceeds after closing the transaction. This guidance also reflects a lower tax rate than previously forecasted and a more conservative financial planning assumption for Omnicef. See Q&A Answer 10 for additional information.

Abbott forecasts a net gain from specified items for the full-year 2007 of $1.97 per share, which includes a projected gain of approximately $2.25 per share related to the sale of the core laboratory diagnostics business offset by charges of $0.28 per share, primarily associated with acquisition integration, cost reduction initiatives and a fair value adjustment to Boston Scientific stock and related gain-sharing aspect of the stock purchase (See Q&A Answer 7). Including these net specified items, projected earnings per share under GAAP would be $4.76 to $4.82 for the full-year 2007. The impact of the gain on sale will be reflected in the quarter in which closing occurs.

Abbott forecasts specified items, other than the projected gain on the sale of the core laboratory diagnostics business, for the second-quarter 2007 of approximately $0.09 per share, as previously forecasted, primarily associated with acquisition integration and cost reduction initiatives. Including these specified items, projected earnings per share under GAAP would be $0.58 to $0.60 for the second-quarter 2007.

These forecasts exclude any one-time costs associated with the sale of the core laboratory diagnostics business, which will be provided at a later date.

Abbott declares quarterly dividend

On February 16, 2007, the board of directors of Abbott increased the company’s quarterly common dividend to 32.5 cents per share, an increase of 10.2 percent. The cash dividend is payable May 15, 2007, to shareholders of record at the close of business on April 13, 2007. This marks the 35th consecutive year that Abbott has increased its dividend payout and the 333rd consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live first-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2006, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2007 and 2006

(unaudited)

	2007	2006	Percent Change

Net Sales	$5,290,284,000	$4,580,465,000	15.5
Cost of products sold	2,176,695,000	1,759,583,000	23.7
Research and development	578,374,000	438,579,000	31.9
Selling, general and administrative	1,657,030,000	1,339,542,000	23.7
Total Operating Cost and Expenses	4,412,099,000	3,537,704,000	24.7

Operating earnings	878,185,000	1,042,761,000	(15.8)

Net interest expense	124,514,000	34,948,000	256.3
Net foreign exchange (gain) loss	4,851,000	(810,000)	n/m
(Income) from TAP Pharmaceutical Products Inc. joint venture	(146,632,000)	(101,311,000)	44.7
Other (income) expense, net	124,461,000	(3,435,000)	n/m	(1)
Earnings from Continuing Operations Before Taxes	770,991,000	1,113,369,000	(30.8)
Taxes on earnings from Continuing Operations	129,542,000	264,809,000	(51.1)

Earnings from Continuing Operations	641,449,000	848,560,000	(24.4)
Earnings from Discontinued Operations, net of taxes	56,088,000	16,323,000	n/m	(2)

Net Earnings	$697,537,000	$864,883,000	(19.3)

Earnings from Continuing Operations Excluding Specified
Items, as described below	$828,578,000	$865,951,000	(4.3	)(3)
Earnings from Discontinued Operations Excluding Specified
Items, as described below	25,529,000	16,323,000	56.4	(2)	(4)

Diluted Earnings Per Common Share from:
Continuing Operations	$0.41	$0.55	(25.5)
Discontinued Operations	$0.04	$0.01	n/m	(2)	(4)
Total	$0.45	$0.56	(19.6)

Diluted Earnings Per Common Share, Excluding Specified
Items described below, from:
Continuing Operations	$0.53	$0.56	(5.4	)(3)
Discontinued Operations	$0.02	$0.01	n/m	(2)	(4)
Total	$0.55	$0.57	(3.5)

Average Number of Common Shares Outstanding Plus Dilutive
Common Stock Options and Awards	1,558,234,000	1,537,695,000

(1)             Other (income) expense, net in 2007 is primarily related to a fair value adjustment of Abbott’s investment in Boston Scientific (BSX) stock partially offset by the fair value adjustment for the related gain-sharing aspect of the BSX stock purchase (See Q&A Answer 7).

(2)             Earnings from Discontinued Operations, net of taxes and Diluted Earnings Per Common Share from Discontinued Operations, Excluding Specified Items, reflect the reclassification of results of the core laboratory diagnostics business to Discontinued Operations. (See Q&A Answer 1 for additional detail).

(3)             2007 Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $57 million, or $0.04 per share, for acquisition integration, $75 million, or $0.05 per share, related to fair value adjustments of Abbott’s investment in Boston Scientific stock and related gain-sharing aspect, and $55 million, or $0.03 per share for cost reduction initiatives and other.

                           2006 Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $17 million, or $0.01 per share, primarily related to cost reduction and integration activities.

(4)             2007 Earnings from Discontinued Operations Excluding Specified Items excludes $30 million, or $0.02 per share after-tax benefit of suspended depreciation and amortization of the long-term assets of discontinued operations.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           How are the results of the core laboratory diagnostics business being reported?

A1)                           In accordance with GAAP, financial results from the core laboratory diagnostics business have been excluded from Continuing Operations and are reported as Discontinued Operations as a result of the pending divestiture by Abbott. Beginning this quarter, the comparable prior-year quarter also reflects this reporting. As a result, the line items of the Consolidated Statement of Earnings reflect Continuing Operations and are on a comparable basis for 2006 and 2007. See Q&A Answer 13 for additional information on the impact of the pending divestiture on prior year’s sales results.

Q2)         What drove double-digit medical products sales growth?

A2)                            Medical Products sales growth of 13.9 percent was led by Abbott Vascular, which achieved sales of $420 million, up significantly from the prior year, including the contribution from the Guidant acquisition. Strong performance in Abbott Vascular was driven by international sales of the XIENCE V drug-eluting stent, as well as continued growth in bare metal stents. Continued double-digit sales growth in International Nutritionals and Abbott Molecular contributed to the strong performance in the quarter. Partially offsetting this growth was an expected decline in U.S. nutritional sales, consistent with previous forecasts and reflecting the completion of the co-promotion of Synagis in the U.S. during 2006.

Q3)         What drove double-digit pharmaceutical sales growth?

A3)                            U.S. pharmaceutical sales growth of 16.8 percent included the contribution from the Kos Pharmaceuticals acquisition, completed in December 2006. In addition to Kos, growth was led by HUMIRA, which increased more than 32 percent in the United States. HUMIRA prescription trends are strong, with growth of more than 40 percent compared to the prior year. HUMIRA continued to gain market share in both the rheumatology and dermatology self-injectable biologics markets. In the quarter, Abbott received FDA approval for HUMIRA in Crohn’s disease, and recently submitted its global regulatory filing for the treatment of psoriasis. Abbott continues to expect 2007 global sales of HUMIRA to exceed $2.7 billion. Double-digit growth of Depakote and Omnicef also contributed to U.S. sales growth in the quarter.

Sales of Abbott’s international pharmaceuticals increased 16.4 percent during the quarter, including a 5.6 percent favorable impact from exchange. International growth was favorably impacted by the continued strength of HUMIRA, with sales up more than 60 percent and double-digit growth of Kaletra based on the continued strength of the international launch of Kaletra tablets.

Questions & Answers (continued)

Q4)         What drove the strong double-digit increase in R&D and SG&A this quarter?

A4)                            The strong investment spending this quarter supported a number of future growth initiatives across Abbott’s businesses.

On a reported basis, R&D investment increased more than 30 percent this quarter, including specified items and the impact from the Guidant and Kos acquisitions. Strong growth reflects continuing investment in our pharmaceutical and medical products pipelines, including HUMIRA, ABT-335, ABT-874, controlled-release Vicodin and XIENCE V.

Reported SG&A expense increased almost 24 percent this quarter, also including specified items and the impact from the Guidant and Kos acquisitions. Strong growth was driven by new and ongoing promotional initiatives, including new indications for HUMIRA and the continuing international launch of XIENCE V.

Q5)         How does the first-quarter gross margin profile compare to the prior year?

A5)                            The gross margin from Continuing Operations before and after specified items is shown below (dollars in millions):

	1Q07			1Q06
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,176	$3,114	58.9%	$1,760	$2,821	61.6%
Adjust for specified items:
Acquisition integration	($23)	$23	0.4%	—	—	—
Cost reduction initiatives and other	($56)	$56	1.1%	($11)	$11	0.2%
As adjusted	$2,097	$3,193	60.4%	$1,749	$2,832	61.8%

The first-quarter 2007 gross margin ratio was consistent with guidance provided last quarter. We are forecasting steady improvement in the gross margin ratio throughout the year. The comparison to the prior year has been impacted by the expected reduction in the contribution from Synagis in the United States this quarter, as well as generic competition for Biaxin XL in the United States.  As a reminder, U.S. co-promotion for Synagis ended in 2006.

Q6)         Why did Net Interest Expense increase from the prior year?

A6)                            Net Interest Expense increased over the prior year primarily as a result of debt related to the Guidant vascular and Kos Pharmaceuticals acquisitions.

Questions & Answers (continued)

Q7)         How did specified items affect reported results from Continuing Operations?

A7)                            Specified items impacted first-quarter Earnings from Continuing Operations as follows (dollars in millions, except earnings-per-share data):

	1Q07			1Q06
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported, Continuing Operations	$771	$641	$0.41	$1,113	$849	$0.55
Adjusted for specified items:
Acquisition integration	$71	$57	$0.04	—	—	—
Fair value adjustment for BSX stock
and related gain-sharing aspect	$124	$75	$0.05	—	—	—
Cost reduction initiatives and other	$70	$55	$0.03	$23	$17	$0.01
As adjusted, Continuing Operations	$1,036	$828	$0.53	$1,136	$866	$0.56

The first-quarter 2007 specified items below are primarily related to integration costs associated with 2006 acquisitions and continuing cost reduction initiatives in global manufacturing operations, all as previously forecasted; and a fair value adjustment for the Boston Scientific (BSX) stock and related gain-sharing aspect of the BSX stock purchase. In accordance with a newly issued accounting standard, SFAS 159, Abbott’s investment in BSX stock is being accounted for at fair value. The unrealized loss, or decline in value of BSX stock prior to January 1, 2007, remains in retained earnings. Subsequent changes to the fair value of the BSX investment are required to be reflected in the income statement, which will be tracked as a specified item, along with any related realized gains/losses on disposition of this stock. As a result, at the end of the first-quarter 2007, Abbott adjusted its 64.6 million BSX shares to a fair value of approximately $14 per share. As a reminder, Abbott is required to dispose of these shares by October 21, 2008.

The pre-tax impact of the specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	1Q07
	Cost of Products Sold	R&D	SG&A	Other (Income)/ Expense
As reported, Continuing Operations	$2,176	$579	$1,657	$124
Adjusted for specified items:
Acquisition integration	$23	$4	$44	—
Fair value adjustment for BSX stock
and related gain-sharing aspect	—	—	—	$124
Cost reduction initiatives and other	$56	—	$14	—
As adjusted, Continuing Operations	$2,097	$575	$1,599	$—

Questions & Answers (continued)

Q8)         How did specified items affect reported results for Discontinued Operations?

A8)                            Specified items impacted first-quarter earnings from Discontinued Operations, net of taxes, as follows (dollars in millions, except earnings-per-share data):

	1Q07		1Q06
	Earnings		Earnings
	After-Tax	EPS	After-Tax	EPS
As reported, Discontinued Operations	$56	$0.04	$16	$0.01
Adjusted for specified items:
Suspension of depreciation and amortization	$30	$0.02	—	—
As adjusted, Discontinued Operations	$26	$0.02	$16	$0.01

The suspension of depreciation and amortization in Discontinued Operations reflects the fact that, under GAAP (SFAS 144), once an agreement to divest a business has been reached, depreciation and amortization expense on the related long-term assets is suspended. This benefit has been reflected as a specified item to better reflect the underlying results of this business.

Q9)         What was the tax rate in the quarter?

A9)                            The tax rate for continuing operations this quarter, excluding specified items, was 20.0 percent, lower than our previous forecast. The tax rate this quarter reflects favorable trends in the mix of income across the various tax jurisdictions. We expect to sustain this lower tax rate throughout 2007 and going forward. The reported tax rate is reconciled to the ongoing rate below (dollars in millions):

	1Q07
	Pre-tax	Income	Tax
	Income	Tax	Rate
As reported, Continuing Operations	$771	$129	16.8%
Acquisition integration	$71	$14	20.0%
Fair value adjustment for BSX stock
and related gain-sharing aspect	$124	$49	39.8%
Cost reduction initiatives and other	$70	$15	20.0%
Continuing Operations, excluding specified items	$1,036	$207	20.0%

Q10)                    How does the lower 2007 tax rate affect 2007 earnings-per-share guidance?

A10)                      As indicated above, the lower tax rate is expected to be sustainable in 2007 and going forward. Abbott is now assuming this rate in its increased full-year earnings-per-share guidance, but is now also reflecting a more conservative financial planning assumption for Omnicef in its forecasts for 2007 and beyond. If sales of Omnicef exceed assumptions in the current forecasts, this would provide either additional spending capacity or the potential for additional earnings.

Questions & Answers (continued)

Q11)                    What are some near-term opportunities in Abbott’s broad-based pipeline?

A11)                      Abbott is making significant progress across a number of late-stage programs in its broad-based pipeline, including:

•                  HUMIRA

•                  Crohn’s disease — On February 27, Abbott received U.S. FDA approval, with European approval expected in the second-quarter 2007.

•                  Psoriasis — On April 2, Abbott announced its submission for global regulatory approval.

•                  Juvenile RA — Abbott plans to submit for regulatory approval in the second-quarter 2007.

•                  Ulcerative colitis — Entered into Phase III development in 2006.

•                  XIENCE V Drug-eluting Stent — Abbott expects to submit XIENCE V for U.S. approval in the second quarter of 2007, on track for a U.S. launch in the first half of 2008. As a reminder, XIENCE V was launched in Europe and Asia in 2006. Abbott has additional next-generation drug-eluting stents in development, including a bioabsorbable drug-eluting stent.

•                  Controlled-release Vicodin — Abbott is developing a controlled-release form of its pain brand, Vicodin, which is currently in Phase III development. Abbott plans to submit for regulatory approval in the second half of 2007.

•                  New Coated Niaspan Tablet — In April, Abbott received U.S. FDA approval for the new coated Niaspan tablet, a leading therapy for raising HDL cholesterol.

•                  Simcor — Abbott expects to file for regulatory approval of Simcor, a combination therapy to address both HDL and LDL cholesterol, in the second quarter.

•                  ABT-335 — Abbott’s next-generation fenofibrate is currently in Phase III development both as a stand-alone therapy and in combination with CRESTOR. Regulatory submission for the stand-alone therapy is expected in the second half of 2007.

•                  ABT-335 or TriCor/CRESTOR — Abbott’s combination therapy of TriCor or ABT-335 with CRESTOR is in Phase III development. This single-pill combination therapy will address all three lipid parameters: HDL, LDL and triglycerides.

•                  ABT-874 — In immunology, Abbott’s anti-IL 12/23 biologic, ABT-874, has demonstrated promising results in early studies for Crohn’s disease and psoriasis and will enter Phase III development for psoriasis later this year.

•                  Diabetes Care Pipeline — On April 16, Abbott received U.S. FDA approval for the FreeStyle Lite blood glucose monitor that improves convenience for people with diabetes. Abbott’s FreeStyle Navigator Continuous Glucose Monitoring System remains under active U.S. FDA review. Beyond the FreeStyle Navigator, a fully integrated blood glucose monitoring system combining a meter, test strips and lancing capabilities in one device is also in development. Abbott continues to update and refresh its FreeStyle and Precision product lines.

•                  m2000 Molecular Diagnostics System — Abbott expects to receive U.S. FDA approval for the m2000 automated instrument system as well as the RealTime HIV-1 viral load test in the second quarter of this year. The real-time PCR hepatitis B assay was recently approved in Europe, expanding the m2000 system’s growing menu of tests and completing the menu for infectious disease assays in Europe.

Questions & Answers (continued)

Q12)                    What contributed to TAP joint venture income this quarter?

A12)                      Income from the TAP joint venture of $147 million was above previous forecasts due largely to a favorable outcome reached this quarter in a Lupron patent dispute. This contributed $0.02 per share to earnings this quarter. As a result, Abbott is raising its ongoing earnings-per-share guidance for the full-year 2007.

Q13)                    How does the announced divestiture of the core laboratory diagnostics business impact total sales reported in 2006?

A13)                      The following schedule details Abbott’s total sales as they were reported in 2006, details the business to be divested, and provides the resulting total sales from Continuing Operations (dollars in millions):

	As Previously Reported	Discontinued Operations	Continuing Operations
1Q06
Total Sales	$5,183	$603	$4,580
U.S. Sales	$2,674	$169	$2,505
International Sales	$2,509	$434	$2,075

2Q06
Total Sales	$5,501	$666	$4,835
U.S. Sales	$2,750	$173	$2,577
International Sales	$2,751	$493	$2,258

3Q06
Total Sales	$5,574	$670	$4,904
U.S. Sales	$2,846	$179	$2,667
International Sales	$2,728	$491	$2,237

4Q06
Total Sales	$6,218	$704	$5,514
U.S. Sales	$3,264	$182	$3,082
International Sales	$2,954	$522	$2,432

Full-Year 2006
Total Sales	$22,476	$2,643	$19,833
U.S. Sales	$11,534	$703	$10,831
International Sales	$10,942	$1,940	$9,002